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                                                                  EXHIBIT 99.1

            SuperGen Completes Acquisition of Sparta Pharmaceuticals

SAN RAMON, Calif., Aug. 13 /PRNewswire/ -- SuperGen Inc. (Nasdaq: SUPG & SUPGW), a pharmaceutical company, today announced that it has completed the acquisition of Sparta Pharmaceuticals (OTC Bulletin Board: SPTA - news).

Under the terms of the transaction, SuperGen acquired all of the outstanding capital stock of Sparta in exchange for 429,055 shares of SuperGen common stock. In addition, SuperGen issued warrants to shareholders of Sparta, representing 220,945 shares of common stock. The conversion price of the warrants is $18.18, expiring on August 12, 2001.

"We are pleased to have completed the acquisition of Sparta Pharmaceuticals," said Dr. Joseph Rubinfeld, president, chief executive officer and chairman of SuperGen. "With several anti-cancer compounds in late-stage development, Sparta complements our mission to build a dominant cancer-fighting company."

Sparta also has, in late-stage development, a novel drug delivery system, Spartaject-TM-, that allows compounds which are insoluble or poorly soluble in water to be delivered intravenously (or by other routes) without the need for organic solvents that may in themselves be toxic.

Based in San Ramon, California, SuperGen is a pharmaceutical company dedicated to the development and commercialization of products intended to treat life-threatening diseases, particularly cancer. SuperGen has an evolving portfolio of anticancer drugs. SuperGen is currently marketing Nipent-Registered Trademark-(for the treatment of cancer patients with lymphocytic malignancies) and is currently in Phase III clinical trials with its proprietary drug rubitecan for the treatment of pancreatic cancer. SuperGen is also conducting additional studies using rubitecan for other cancer indications, as it has shown anti-tumor activity in a variety of human cancers.

This press release contains forward-looking statements within the meaning of
Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such statements include without limitation statements relating to the enhancement of SuperGen's drug portfolio, statements using the word "believe", or the phrase "we are confident that" and statements regarding the anticipated uses of Sparta's drugs and drug delivery system. Such statements involve certain risks and uncertainties associated with business combinations generally and with an emerging pharmaceutical company. Actual results could differ materially from those projected in the forward-looking statements as a result of failure to achieve anticipated synergies from the proposed merger, product portfolio risks (including risks in obtaining governmental approval), and other risk factors discussed in SuperGen and Sparta's reports on file with the U.S. Securities and Exchange Commission.

This news release shall not constitute an offer to exchange or sell or the solicitation of an offer to exchange or sell nor shall there be any exchange or sale of securities in any state in which such an



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offer, solicitation or exchange or sale will be unlawful prior to the registration or qualification under the securities laws of such state.